Exhibit 99.1

Media Contact:	Investor Relations Contact:
Tim Deighton	List Underwood
(205) 264-5277	(205) 801-0265

John D. Johns Elected to Regions Board of Directors

BIRMINGHAM, Ala., October 20, 2011 – John D. Johns, Chairman, President and Chief Executive Officer of Protective Life Corporation, has been elected to the Board of Directors of Regions Financial Corporation (NYSE: RF).

“Johnny is a proven leader with deep experience in financial services that will be of great benefit to our Board,” said Earnest Deavenport, Regions’ chairman. “His tremendous experience and accomplishments in financial services are matched only by his tireless commitment to the community as a whole.”

“We are very pleased to have a business and community leader of Johnny’s stature join our Board,” said Grayson Hall, Regions’ president and CEO. “In particular, his considerable experience in the insurance business will bring a wealth of expertise and insight from the broader financial services industry that will be of great benefit to our shareholders.”

Mr. Johns joined Protective Life Corporation in 1993 as Executive Vice President and Chief Financial Officer and was promoted to Chairman, President and CEO in 2003. Prior to joining Protective Life, he was with Sonat Inc., as Vice President and General Counsel. Mr. Johns was a founding partner of the law firm Maynard Cooper & Gale and was an Associate and Partner of the law firm Cabaniss, Johnston, Gardner, Dumas & O’Neal. He holds a bachelor’s degree from the University of Alabama, and a Master of Business Administration and a Juris Doctorate degree from Harvard University.

An active leader in the community, Mr. Johns currently serves on a wide variety of local, statewide and national organizations and was recently appointed co-chair of the Tornado Recovery Action Council of Alabama. He is a member of the Executive Committee of the Birmingham Business Alliance, and a Board member of the Economic Development Partnership of Alabama, the American Council of Life Insurers and The Financial Services Roundtable, as well a past Board member and Chairman of the Business Council of Alabama. Mr. Johns also serves on the Boards of Alabama Power Company and Genuine Parts Company.

About Regions

Regions Financial Corporation, with $131 billion in assets, is a member of the S&P 500 Index and is one of the nation’s largest full-service providers of consumer and commercial banking, trust, securities brokerage, mortgage and insurance products and services. Regions serves customers in 16 states across the South, Midwest and Texas, and through its subsidiary, Regions Bank, operates approximately 1,800 banking offices and over 2,100 ATMs. Its investment and securities brokerage trust and asset management division, Morgan Keegan & Company Inc., provides services from over 300 offices. Additional information about Regions and its full line of products and services can be found at www.regions.com.

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